UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
FTAI Aviation Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FTAI AVIATION LTD.
April 15, 2026

Dear Fellow Shareholders:
On behalf of the Board of Directors, I cordially invite you to attend the Annual General Meeting of Shareholders of FTAI Aviation Ltd. (the “Annual General Meeting”) to be held on May 28, 2026, at 9:00 a.m., Eastern Time, at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001. The matters to be considered by the shareholders at the Annual General Meeting are described in detail in the accompanying materials.
Your vote is important. Whether or not you expect to attend the Annual General Meeting, we encourage you to vote your shares as soon as possible to ensure your vote will be represented at the meeting. Let me urge you to vote today online, by telephone or, if you requested printed copies of the proxy materials, by completing, signing and returning your proxy card in the envelope provided.
PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL GENERAL MEETING. All shareholders may vote in person at the Annual General Meeting. In addition, any shareholder may also be represented by another person at the Annual General Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual General Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Joseph P. Adams, Jr. Chairman of the Board of Directors

FTAI AVIATION LTD.
NOTICE OF THE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To the Shareholders of FTAI Aviation Ltd.:
The annual general meeting of shareholders of FTAI Aviation Ltd., a Cayman Islands exempted company, will be held on May 28, 2026, at 9:00 a.m., Eastern Time at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001 (the “Annual General Meeting”). The matters to be considered and acted upon by shareholders at the Annual General Meeting, which are described in detail in the accompanying materials, are:
(i)	a proposal to elect three Class I directors to serve until the 2029 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers;
(iii)	a proposal to approve the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026; and
(iv)	any other business properly presented at the Annual General Meeting.
Shareholders of record at the close of business on April 1, 2026 will be entitled to notice of and to vote at the Annual General Meeting. It is important that your shares be represented at the Annual General Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. You may vote online, by telephone, or, if you requested printed materials, by returning the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. Whether or not you plan to attend the Annual General Meeting in person, please vote by one of these three methods.

By Order of the Board of Directors,

/s/ BoHee Yoon
BoHee Yoon Secretary

405 W 13th Street,
3rd Floor
New York, New York 10014
April 15, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2026:

The Notice of Annual General Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.ftaiaviation.com.

i

FTAI AVIATION LTD.
405 W 13th Street, 3rd Floor,
New York, New York 10014

PROXY STATEMENT

For the 2026 Annual General Meeting of Shareholders to Be Held on
May 28, 2026
This Proxy Statement and the accompanying proxy card and notice of annual general meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of FTAI Aviation Ltd., a Cayman Islands exempted company, for use at the Annual General Meeting to be held on May 28, 2026 and any adjournment or postponement thereof. “We,” “our,” “us,” “the Company” and “FTAI” each refers to FTAI Aviation Ltd. and its subsidiaries. The mailing address of our executive office is 405 W 13th Street, 3rd Floor, New York, New York 10014. This Proxy Statement, the accompanying proxy card and the notice of annual general meeting are first being mailed to holders of ordinary shares of the Company (the “Ordinary Shares”), on or about April 15, 2026.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual General Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual General Meeting of Shareholders. If any other matter is properly presented at the Annual General Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Matters to be considered at the Annual General Meeting
At the Annual General Meeting, shareholders of the Company’s Ordinary Shares will vote upon:
(i)	a proposal to elect three Class I directors to serve until the 2029 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers;
(iii)	a proposal to approve the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026; and
(iv)	any other business that may properly come before the Annual General Meeting and any adjournment or postponement thereof.

GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 1, 2026, and will provide reimbursement for the cost of forwarding the materials.
Shareholders Entitled to Vote
As of April 1, 2026, there were 102,580,660 Ordinary Shares outstanding and entitled to vote. Each Ordinary Share entitles the holder to one vote. Shareholders of record at the close of business on April 1, 2026 are entitled to vote at the Annual General Meeting or any adjournment or postponement thereof.
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.
Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual General Meeting, you will need to obtain a “legal proxy” from your bank or broker.
Required Vote
A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual General Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual General Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
If a quorum is not present, the Annual General Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual General Meeting until a quorum has been obtained.
For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual General Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Proposals 2 and 3, the affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve such matter.
Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by stock exchange rules from voting on a particular matter. Under these rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on Proposals 1 and 2, but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.
A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual General Meeting is required for the election of each director. Similarly, any abstentions or broker non-votes on Proposals 2 and 3 will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual General Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the Ordinary Shares represented by the proxy will be voted as follows:
(i)	FOR the election of the nominees to our Board of Directors;
(ii)	FOR the approval, on a non-binding advisory basis, the compensation of our named executive officers;
(iii)	FOR the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
(iv)	in the discretion of the proxy holder on any other business that properly comes before the Annual General Meeting and any adjournment or postponement thereof.
As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual General Meeting.
Voting
Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares online or by telephone, or by dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Ordinary Shares in person at the Annual General Meeting.
Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual General Meeting or to have your shares voted at the Annual General Meeting.
Right to Revoke Proxy
Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:
•	log onto the website provided on the proxy card and vote again;
•	dial the number provided on the proxy card and vote again;
•	send written notice of revocation, prior to the Annual General Meeting, to our Secretary, Ms. BoHee Yoon, at FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, New York 10014;
•	sign, date and mail a new proxy card to our Secretary; or
•	attend the Annual General Meeting and vote your shares in person.
Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Shareholders
A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual General Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations. You can also find a copy of our Annual Report on the Investor Relations section of the FTAI website (www.ftaiaviation.com).
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual General Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors
The Board of Directors recommends a vote as follows:
(i)	FOR the election of the nominees to our Board of Directors;
(ii)	FOR the approval, on a non-binding advisory basis, the compensation of our named executive officers; and
(iii)	FOR the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The first proposal is to elect three Class I directors to serve until the 2029 annual general meeting of shareholders and until their respective successors are duly elected or appointed and qualified.
Our Amended and Restated Memorandum and Articles of Association, as amended (the “Articles”), authorizes the number of directors to be not less than three, nor more than nine. The number of directors on the board is currently fixed at seven. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms. Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2026	Joseph P. Adams, Jr.	68
		Judith A. Hannaway	74
		Martin Tuchman	85
Class II	2027	A. Andrew Levison	69
		Shyam Gidumal	66
Class III	2028	Paul R. Goodwin	83
		Ray M. Robinson	78

The Board of Directors has unanimously proposed Joseph P. Adams, Jr., Judith A. Hannaway, and Martin Tuchman as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors. If elected at the Annual General Meeting, each of Mr. Adams, Ms. Hannaway, and Mr. Tuchman will hold office until the 2029 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Joseph P. Adams, Jr., Judith A. Hannaway, and Martin Tuchman. If any of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.
The Board of Directors recommends that you vote FOR the election of Joseph P. Adams, Jr., Judith A. Hannaway, and Martin Tuchman to serve as our Class I directors until the 2029 annual general meeting of the shareholders and until their successors are duly elected or appointed and qualified.
Information Concerning Our Directors, Including the Director Nominees
Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.
Each of our directors was selected because of the knowledge, experience, skill, and expertise the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; a broad range of background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Joseph P. Adams, Jr. Chief Executive Officer and Director since May 2015; Chairman since May 2016
Mr. Adams has served as our Chief Executive Officer and on our Board of Directors since May 2015, and he became the Chairman of our Board of Directors in May 2016. He is currently Chairman of the board of FTAI Infrastructure Inc. (Nasdaq: FIP) and has been a director since April 2022. Until May 2024, he was a member of the Management Committee of Fortress Investment Group LLC (“Fortress”) and a Managing Director at Fortress within the Private Equity Group. He previously served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

Shyam Gidumal Director since May 2025
Mr. Gidumal has been a member of FTAI’s Board of Directors since May 2025. From February 2020 to November 2021, he served as the President and Chief Operating Officer of WeWork Inc. From March 2011 to June 2019, Mr. Gidumal served as a Principal/Partner at Ernst & Young, where he was a leader of the post-merger integration practice and the Retailer and Consumer Products Segment. Over his career he has held several executive roles, including at Worldcom (Asia), Acterna, Armstrong Furniture, and The Boston Consulting Group. Mr. Gidumal has been a member of the Board of Directors of the National Multiple Sclerosis Society since 2014, and Renaissance Reinsurance (NYSE:RNR) since 2022 where he serves as a qualified financial expert on the audit committee. Mr. Gidumal’s over 40 years of experience in global operational leadership, digital transformation, and strategy development as a senior executive, board member, private equity investor and advisor across various industries led our Board of Directors to conclude that he should serve as a director.

Paul R. Goodwin Director since May 2015
Mr. Goodwin has served on our Board of Directors since May 2015. Mr. Goodwin also served on the board of directors of SeaCube Container Leasing Ltd (which went private in 2013) from 2009 through 2017, on the board of directors of RailAmerica, Inc. from October 2009 through October 2012, on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011, and on the board of directors of the National Railroad Retirement Investment Trust from 2003 through 2006. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a B.S. in Civil Engineering and received an M.B.A. from George Washington University. Mr. Goodwin’s over fifty years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the freight railroad business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

Judith A. Hannaway Director since January 2018; Lead Independent Director since May 2025
Ms. Hannaway has served on our Board of Directors since January 2018, and as our Lead Independent Director since May 2025. Ms. Hannaway also serves on the FTAI Infrastructure Inc. (Nasdaq: FIP) board of directors. During the past several years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. Prior to joining Kidder Peabody in 1983, Ms. Hannaway was a Senior Vice President in the Leverage Leasing Group at Merrill Lynch involved in aircraft and other transportation equipment leasing. Ms. Hannaway also spent time at Continental Grain Company at the beginning of her career in the Long Range Planning Group doing barge financing and leasing. Ms. Hannaway served as a member of the board of directors of DiamondPeak Holdings Corp. from February 2019 to October 2021. From 2015 to 2019, Ms. Hannaway was the lead Independent Director of Northstar Realty Europe Corp. Ms. Hannaway served as an independent director of NorthStar Realty and Northstar Asset Management from September 2004 and June 2014, respectively, through January 2017. Ms. Hannaway holds a B.A. with honors from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management. Her extensive experience in the aviation and transportation business and on public company boards led our Board of Directors to conclude that Ms. Hannaway should serve as a director.

A. Andrew Levison Director since January 2018
Mr. Levison has served on our Board of Directors since January 2018. Mr. Levison founded Levison & Co., the predecessor of Southfield Capital, in November 2002. Before that he was the head of leveraged finance at Donaldson, Lufkin & Jenrette (DLJ), where he oversaw banking and origination activities for all of the firm’s investment banking products for leveraged companies. Prior to joining DLJ, he was a Managing Director of the Leveraged Buyout Group at Drexel Burnham Lambert and a Vice President of the Special Finance Group at Manufacturers Hanover Trust. Mr. Levison has served on the boards of over 25 public and private companies related to investments and is currently on the board of directors of Vanguard Dealer Services, Stationhead, Inc. and the Levison/Present Foundation at Mount Sinai Hospital. Mr. Levison is also on the advisory board of the NYU

Langone Orthopedics Hospital. He also served on the board of directors of Ferrellgas Partners, L.P. (NYSE: FGP) until September 2024. He earned a B.S. degree in finance from Babson College. His experience in finance and investments, and relevant public company board service, led our Board of Directors to conclude that Mr. Levison should serve as a director.

Ray M. Robinson Director since May 2015
Mr. Robinson has served on our Board of Directors since May 2015. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of FTAI Infrastructure Inc. (Nasdaq: FIP) and PROG Holdings, Inc. (NYSE: PRG), which are public companies, and was previously a director of Aaron’s Inc., Acuity Brands Inc., American Airlines Group Inc., Avnet, Inc., Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.

Martin Tuchman Director since May 2015
Mr. Tuchman has served on our Board of Directors since May 2015. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which oversees holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. Mr. Tuchman has served on the board of directors of Princeton Bancorp, Inc. (Nasdaq: BPRN, previously the Bank of Princeton) since September 2017. He served on the board of directors of Horizon Lines, Inc. from November 2011 to May 2015 and on the board of directors for SeaCube Container Leasing Ltd. from March 2011 to April 2013. Mr. Tuchman served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. from December 2008 to April 2015, and served as Chairman of First Choice Bank from April 2015 to December 2016. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.

Compensation of Directors
The total annual compensation generally payable to our non-employee directors in respect of 2025 was $75,000 in annual fees, paid quarterly, and $145,000 in restricted stock units granted on the date of the

Company’s annual general meeting. In addition, we pay an annual fee of $17,500 to the chair of the Audit Committee, $12,500 to the chair of the Compensation Committee, $10,000 to the chair of the Nominating and Corporate Governance Committee, $30,000 to the lead independent director, $12,500 to each of the members of the Audit Committee, $7,500 to the members of the Compensation Committee, and $7,500 to the members of the Nominating and Corporate Governance Committee. At their election, fees to non-employee directors may be paid in the form of fully-vested Ordinary Shares, based on the value of such Ordinary Shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance of such shares is otherwise exempt from Nasdaq listing requirements. Affiliated directors are not separately compensated by us. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.
Director Compensation Table for 2025

Name(1)	Fees Earned or Paid in Cash	Share Awards	RSU Awards	Total
Shyam Gidumal	$—	$56,972	$145,000	$201,972
Paul R. Goodwin	$60,000	$60,000	$145,000	$265,000
Judith A. Hannaway	$132,033	$—	$145,000	$277,033
A. Andrew Levison	$41,250	$41,250	$145,000	$227,500
Ray M. Robinson	$86,250	$28,750	$145,000	$260,000
Martin Tuchman	$—	$82,500	$145,000	$227,500

(1)
As of December 31, 2025, (i) each non-employee director held 1,232 restricted stock units that vest on the earlier of the one-year anniversary of the grant date or the date of the Company’s next annual general meeting and (ii) Mr. Levison held fully vested options to purchase 5,000 Ordinary Shares.

Director Stock Ownership Guidelines. We require our non-employee directors, within five years, to accumulate and hold Ordinary Shares with a value equal to fives times their annual cash fees. For purposes of meeting these guidelines, Ordinary Shares beneficially owned directly or indirectly and unvested RSUs are included in actual ownership totals. Options are not included in actual ownership totals. In addition, non-employee directors must hold 50% of the net after-tax Ordinary Shares received from equity award vestings until the guidelines are satisfied. As of December 31, 2025, each non-employee director has either met or exceeded their ownership guideline or was within the five-year period for achieving the guideline.
Determination of Director Independence
If required under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors shall be comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the listing standards of Nasdaq.
Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as Independent Directors. The Board of Directors review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board of Directors affirmatively determines satisfy the applicable independence requirements will be considered Independent Directors. The Board of Directors may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of Nasdaq or under applicable law, the director must promptly inform the Chair of the Nominating and Corporate Governance Committee. Our Board of Directors determined that Ms. Hannaway and Messrs. Gidumal, Goodwin, Levison, Robinson, and Tuchman qualify as independent directors under the corporate governance standards of Nasdaq.
Statement on Corporate Governance
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with Nasdaq rules). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.ftaiaviation.com. You may also obtain these documents by writing the Company at 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations.
As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.
The Company has also adopted a Code of Ethics for Senior Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.
The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Adams has served as the Chairman of our Board of Directors, and of that of our predecessor entity, since May 2016 and as our Chief Executive Officer, and of that of our predecessor entity, since May 2015. The Board of Directors believes that having Mr. Adams serve as both our Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, especially given Mr. Adams’s extensive experience in the industry and on other boards. The Board of Directors has also determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure.
Our Corporate Governance Guidelines provide for the selection of a lead independent director if the Chairperson of the Board is not an independent director. Ms. Hannaway is designated the lead independent director. The lead independent director serves as a liaison between the Company’s management and the independent directors and presides over executive sessions of independent directors, among other things. For additional information, including a description of the lead independent director’s responsibilities, please refer to our Corporate Governance Guidelines on our website.
Sustainability
As part of our strategy, we are focused on supporting the transition to a low-carbon economy and aim to provide sustainable aviation solutions by leveraging our business team’s expertise and business and financing relationships, as well as our access to capital.
Insider Trading Policy
We maintain a Public Company Insider Trading Compliance Policy that applies to members of our Board of Directors, our officers and all other employees, which we believe is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations and listing standards. Our Public Company Insider Trading Compliance Policy is filed as Exhibit 19.1 to our Annual Report for the year ended December 31, 2024.
Anti-Hedging and Anti-Pledging Policies
Pursuant to our Insider Trading Compliance Policy, all directors, executive officers, and employees are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities. Margin accounts of pledges of the Company’s securities are also prohibited. An exception may be granted under certain limited circumstances.
Board and Committee Meetings
During the year ended December 31, 2025, our Board of Directors held 10 meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2025, the Audit Committee met eight times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met two times. Although director attendance at the Company’s annual general meeting each year is encouraged, the Company does not have an attendance policy.
Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Mr. Goodwin (Chairperson), Mr. Gidumal, Ms. Hannaway, and Mr. Robinson, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations.
The Board of Directors has determined that Mr. Goodwin qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. As noted above, our Board of Directors has determined that Mr. Goodwin is independent under Nasdaq and SEC standards.
Risk Oversight. The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company, including, but not limited to, our General Counsel and Chief Financial Officer. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Compensation Committee. The members of the Compensation Committee are Mr. Robinson (Chairperson), Ms. Hannaway and Messrs. Goodwin and Levison, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules. The Compensation Committee is responsible for (a) making all decisions regarding the compensation levels of our executive officers, (b) administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company, and (c) evaluating annually the appropriate level of director compensation. The charter of the Compensation Committee is available on our website, at www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations.
Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as being an independent director under Nasdaq listing standards and other applicable laws, rules and regulations.
Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the

Nominating and Corporate Governance Committee are Ms. Hannaway (Chairperson), and Messrs. Goodwin, Robinson, and Tuchman, each of whom has been determined by our Board of Directors to be an independent director in accordance with Nasdaq rules. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations.
The Nominating and Corporate Governance Committee, as required by the Company’s Articles, will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.
The Company’s Articles provide certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, New York 10014. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual general meeting (together with certain required information set forth in the Company’s Articles) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2027 Annual General Meeting.”
The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and a range of perspectives as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of a balance of perspectives and experiences represented on the Board of Directors and their alignment with the Company’s strategic priorities as part of the Board of Directors’ annual self-assessment process.
Executive Sessions of Independent Directors
Executive sessions of the independent directors occur during the course of the year. Our lead independent director presides over such executive sessions.

Shareholder Communications with Directors
The Company provides the opportunity for shareholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:
FTAI Aviation Ltd.
Secretary
405 W 13th St, 3rd Floor
New York, New York 10014
Shareholders can contact the non-management directors (including the lead independent director, the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: NonManagementDirectors@ftaiaviation.com.
All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Department, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE
In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).
The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and Nasdaq. The Audit Committee’s charter is available on the Company’s website at www.ftaiaviation.com. The members of the Audit Committee hold executive sessions during the course of the year.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.
The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2026.
The Audit Committee

Paul R. Goodwin, Chairperson
Shyam Gidumal
Judith A. Hannaway
Ray M. Robinson

EXECUTIVE OFFICERS
The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Joseph P. Adams, Jr.	68	Chief Executive Officer and Chairman of the Board of Directors
David Moreno	36	President
Stacy Kuperus	40	Chief Operating Officer
BoHee Yoon	47	General Counsel and Secretary
Nicholas McAleese	36	Chief Financial Officer
Michael Hazan	37	Chief Accounting Officer

Joseph P. Adams, Jr. For information regarding Mr. Adams, see “Information Concerning Our Directors, Including the Director Nominees” above.
David Moreno has been our President since February 2026. From 2021 to 2026, Mr. Moreno served as Chief Operating Officer where he was responsible for the Company’s growth initiatives, strategic acquisitions and partnerships. From 2013 to 2021, Mr. Moreno held various roles within Fortress Investment Group focused on aviation investments. Mr. Moreno holds a B.A. in Business Administration and an M.S. in Accounting from Babson College.
Stacy Kuperus has been our Chief Operating Officer since February 2026. From 2021 to 2026, Ms. Kuperus served as Chief Portfolio Officer where she was responsible for business operations and deal execution across the various portfolios of owned assets. From 2014 to 2021, Ms. Kuperus held various roles within Fortress Investment Group primarily focused on developing the operational and organizational structure to support FTAI’s portfolio growth. Ms. Kuperus holds a B.S. in Accounting from Nyack College.
BoHee Yoon is our General Counsel and Secretary, and joined the Company in 2024. Ms. Yoon joined Fortress Investment Group in 2014, where she was most recently a Managing Director and worked with the Company including advising on the Company’s IPO in 2015. During her time at Fortress, Ms. Yoon also served as Secretary of FTAI Infrastructure Inc. (Nasdaq: FIP), Rithm Capital Corp. (NYSE: RITM), and Drive Shack Inc. (formerly NYSE: DS). Ms. Yoon began her career at Debevoise & Plimpton LLP in New York. Ms. Yoon is a member of the Fordham Law Alumni Association Board of Directors and Dean’s Advisory Group, and was a member of Swarthmore College’s Board of Managers, including its Nominating and Governance Committee. Ms. Yoon holds a B.A. in Political Science from Swarthmore College, an M.A. in International Affairs from The New School, and a J.D. from Fordham Law School.
Nicholas McAleese has been our Chief Financial Officer since March 2026. Since joining the Company in 2022, Mr. McAleese has focused on financial planning and analysis and corporate finance. Prior to joining the Company, Mr. McAleese held various roles at BHG Financial, Breather and PwC focused on public accounting, real estate and capital markets. Mr. McAleese holds a B.A. in Economics from Trinity College Dublin and is both a Chartered Financial Analyst and a Certified Public Accountant.
Michael Hazan has been our Chief Accounting Officer since March 2026. From 2024 to 2026, Mr. Hazan served as Senior Vice President, Controller where he oversaw the Company’s accounting, financial reporting and operational efforts. From 2017 to 2024, Mr. Hazan held various roles within Fortress Investment Group primarily focused on accounting and financial reporting, including for the Company. Prior to this, he worked in PwC’s audit practice for over six years, most recently as an Assurance Manager. Mr. Hazan holds a M.S. in Accounting and a B.S. in Business Administration from Babson College and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Business Overview
2025 was a transformational year for the Company during which we achieved significant strategic and financial milestones. Our strong financial performance supported by our differentiated business model positions us well for continued future growth.

(1)	This a Non-GAAP measure. See Reconciliation of Non-GAAP Measures section in Annex A for a reconciliation to the most comparable GAAP measure.
(2)
Projected amount of assets under management the partnership intends to raise, based on current market conditions, $2 billion equity investor commitments, and the partnership’s stated investment strategy.

(3)
This includes the acquisitions of Pacific Aerodynamic Inc. and the MRE business of AerotechOPS (“ATOPS”), in addition to the 50% equity investment in QuickTurn Europe and the 50% Joint Venture equity ownership related to the creation of Prime Engine Accessories.

(4)
The Company conducts engine maintenance at its 100% owned facilities in Montréal, Miami, Lisbon, and Orange, as well as through its 50% equity ownership in QuickTurn Europe, located in Rome and 50% equity ownership in Prime Engine Accessories, located in Bristol, Connecticut.

Named Executive Officers
The Compensation Discussion and Analysis that follows provides a description of our executive compensation program for 2025. For 2025, our named executive officers (“NEOs”) were:
•	Joseph P. Adams, Jr., Chief Executive Officer
•	David Moreno, President
•	Stacy Kuperus, Chief Operating Officer
•	BoHee Yoon, General Counsel and Secretary
•	Eun (Angela) Nam, Former Chief Financial Officer and Chief Accounting Officer (who stepped down from her position as Chief Financial Officer and Chief Accounting Officer effective March 6, 2026)
All of our NEOs were employed and compensated by us in 2025. Mr. Adams and Ms. Nam were employed and compensated by our former manager prior to the internalization of our management function to operate as an internally managed company, which occurred on May 28, 2024 (the “Internalization” and such date, the “Internalization Date”). Prior to the Internalization Date, Mr. Adams devoted a substantial portion of his time to the Company, although he did not exclusively provide services to us. Because our former manager compensated Mr. Adams based on the overall value of the various services that he performed for our former manager, our former manager informed us that it was not able to segregate and identify any portion of the compensation awarded to him prior to the Internalization Date (including for any part of 2023) as relating solely to service performed for us. However, in connection with the Internalization, the Company agreed to accrue for and pay Mr. Adams’ entire base salary and discretionary short-term incentive bonus payment for 2024, including for the portion of 2024 prior to the Internalization Date. Accordingly, we have included information relating to the compensation paid to Mr. Adams for all of 2024 (including compensation for the portion of 2024 that preceded the Internalization Date) in the “Summary Compensation Table for 2025” below.
In 2024, as well as in 2023, Ms. Nam was exclusively dedicated to providing services to us. Accordingly, the entire amount of the compensation that our former manager paid to Ms. Nam for the portion of 2024 that was prior to the Internalization Date, as well as the compensation that our former manager paid to Ms. Nam for 2023, was for services performed for us, and we have therefore reported that compensation for 2024 and 2023 in the “Summary Compensation Table for 2025” below.
Executive Compensation Program Philosophy and Objectives
Our executive compensation program is designed to support a strong pay-for-performance philosophy over both the short and long term. The program is structured to attract, retain, and motivate top talent who can execute on our strategic and financial objectives and drive sustained shareholder value.
Key objectives include:
•	Clearly linking pay and performance
•	Aligning executive and shareholder interests over the long term
•	Reinforcing our business strategy and supporting long-term value creation
2025 Compensation Elements
For 2025, our Compensation Committee implemented a structured executive compensation program designed to support our business strategy using a framework aligned with market and best practices.

Element	Description and Purpose
Base Salary	• Fixed cash compensation that reflects the position, duties and responsibilities of each NEO. • Reviewed annually and may be adjusted based on external market competitiveness as well as other factors.
Annual Incentives
•
Annual cash incentive designed to reward achievement of annual financial and strategic performance objectives.
•
May be earned from 0 to 200% of each NEO’s target annual incentive opportunity.
•
2025 performance measures were Adjusted EBITDA(1), weighted 75%, and individual/strategic performance, weighted 25%.

Long-Term Incentives
•
Equity-based incentive compensation designed to support retention of key talent, align the interests of management with those of shareholders, and reward long-term performance achievements.
•
2025 long-term incentives awards to NEOs were
  —
50% in restricted stock units (“RSUs”) vesting in three equal annual installments on each anniversary of the grant date, and
  —
50% in performance share units (“PSUs”) that may be earned from 0 to 200% of the target number of PSUs based on two performance measures: our relative TSR versus the companies in the S&P 400 (weighted 50%) and our adjusted earnings per diluted share, each measured over a three-year performance period.

Benefits	• Our NEOs are generally eligible to participate in the same health, welfare, life insurance, and retirement benefits that generally apply to the employees of the Company.

(1)
Adjusted EBITDA is a Non-GAAP measure and includes 2025 segment Adjusted EBITDA for Aviation Leasing of $608.9 million and Aerospace Products of $671.3 million for a total of $1,280.2 million. See Reconciliation of Non-GAAP Measures section in Annex A for a reconciliation to the most comparable GAAP measure.

Executive Compensation Governance Practices
The compensation of our executive officers, including our NEOs, is overseen by our Compensation Committee, with assistance from an independent compensation consultant. The following table summarizes key governance elements related to the compensation program in which our NEOs participate:

What We Do	What We Don’t Do
✔ Maintain a pay mix that is heavily performance-based	✘ Provide single-trigger change in control agreements or excise tax gross-ups
✔ Align NEO pay outcomes with company and individual performance	✘ Permit hedging or pledging of the company's securities
✔ Annually assess our peer group and competitive compensation practices	✘ Guarantee annual salary increases or incentive bonuses
✔ Seek annual shareholder advisory approval of NEO compensation	✘ Provide minimum payouts under long-term incentive plans
✔ Maintain strong stock ownership guidelines for NEOs and non-employee directors	✘ Provide excessive perquisites
✔ Maintain a robust compensation clawback policy covering cash and equity	✘ Reprice stock options without shareholder approval

Say on Pay
We conduct an annual advisory “say-on-pay” vote on executive compensation. At the 2025 Annual Meeting, approximately 91% of votes cast supported the compensation program for our NEOs. Although this vote is non-binding, our Compensation Committee regularly reviews shareholder feedback and considers the results when evaluating and making changes to our executive compensation programs. Based on this input and its own assessment, our Compensation Committee concluded that our current executive compensation program effectively attracts, retains, and rewards our NEOs in a manner aligned with shareholder interests.
Role of Our Compensation Committee in Executive Compensation
Our Compensation Committee sets the compensation philosophy, financial objectives, policies and practices of compensation for our NEOs. In approving compensation levels and targets, individual objectives and financial performance measures and targets for our NEOs, our Compensation Committee focuses on the relationship between our executive compensation program and the achievement of our financial and strategic objectives, with an emphasis on creating a pay program that is aligned with the shareholder experience.
Our Compensation Committee made all decisions regarding the compensation levels of our NEOs in 2025, including establishing base salaries and target annual cash bonus opportunities, granting equity awards, and determining earned incentives for 2025 performance for all of our NEOs.
Role of Our NEOs in Executive Compensation
For 2025, Mr. Adams made recommendations to our Compensation Committee regarding each NEO’s compensation, excluding his own. Additionally, management provided input into the design of the 2025 incentive compensation programs to ensure that these programs support the Company’s business objectives and strategic priorities. As appropriate, certain members of the senior management team attend Compensation Committee meetings but are not present for executive sessions. The CEO’s compensation is discussed and approved during executive sessions of our Compensation Committee and the Board of Directors without the CEO present. Our Compensation Committee makes all final decisions with respect to compensation of our other NEOs.
Role of the Independent Compensation Consultant
Our Compensation Committee reviews the competitiveness of our executive compensation program and recent governance trends relating to executive compensation when determining the compensation levels for our NEOs. To assist in this process, our Compensation Committee retained FW Cook as its independent compensation consultant to provide advice on our executive compensation practices. FW Cook does no work for the Company or our management team that is not under the Compensation Committee’s purview. Representatives of FW Cook attended certain meetings of our Compensation Committee, including meeting with members of our Compensation Committee without members of management present. During 2025, our Compensation Committee reviewed the independence of FW Cook using assessment criteria under the applicable Nasdaq rules and concluded that the retention of FW Cook did not raise any conflicts of interest.
Compensation Peer Group
In September 2024, our Compensation Committee, with the support of the management team and FW Cook, reviewed the peer group. The peer group was used in making 2025 executive and non-employee director compensation decisions including pay levels, incentive design, and governance best practices. The criteria utilized when reviewing the peer group were as follows:
•	Scale: Approximately 0.3x – 3.0x of the Company’s revenue, market cap, and enterprise value
•	Industry: Companies in Aerospace & Defense, Industrial Machinery, and Trading Companies & Distributors
•	Business Operations: Companies with aircraft or other leasing equipment, manufacturing or servicing industrial machinery, etc.
The table below reflects the companies that comprise the peer group that was used for market comparisons, general analysis, and setting executive compensation for 2025.

AAR Corp.	ESCO Technologies Inc.	Kadant Inc
AeroVironment Inc.	GATX Corporation	Kratos Defense & Security Solutions, Inc.
BWX Technologies, Inc.	HEICO Corporation	Triumph Group Inc.
Crane Co.	Hexcel Corp.	Willis Lease Finance Corporation
Curtiss-Wright Corporation	Herc Holdings	Woodward Inc.

In addition to the peer group, we supplemented our comparative analysis with broader industry survey data, size-adjusted to reflect the Company’s scale and scope.
Elements of our Executive Compensation Program for 2025
The compensation program for our NEOs consists of an annual base salary, the ability to earn short-term incentive awards based on individual and Company performance, the ability to earn long-term equity incentive awards, and participation in employee benefit plans and programs that , subject to certain exceptions described below, are at the same level and on the same terms that apply to the Company’s employees generally. The following is a detailed description of each material element of our compensation program for our named executive officers for 2025.
Base Salary. Base salary is a fixed component of compensation for each of our NEOs. Base salaries are intended to reflect the position, duties and responsibilities of each NEO and were set competitively based on market data. Our Compensation Committee annually reviews the base salaries of our NEOs to determine if any adjustments are warranted. Salaries are determined based on relative data for similar roles, individual performance, and overall competitive positioning.
The 2025 base salaries for Mr. Adams and Ms. Nam were the same as in 2024. Year-over-year comparisons are not provided for Mr. Moreno, Ms. Kuperus, and Ms. Yoon, as they were not NEOs in 2024. The 2025 base salaries for our NEOs as of December 31, 2025 are shown in the table below:

Name	2025 Base Salary ($)
Mr. Adams	975,000
Mr. Moreno	650,000
Ms. Kuperus	550,000
Ms. Yoon	400,000
Ms. Nam	525,000

Short-Term Incentive Awards. Our annual incentive program (“AIP”) is designed to reward achievement of short-term (annual) financial and strategic performance objectives. For the 2025 AIP, our Compensation

Committee provided each NEO with a target bonus opportunity, expressed as a percentage of salary, with the ability to earn 0% to 200% of target based on achievement of Adjusted EBITDA(1) (weighted 75%) and Individual/Strategic (weighted 25%) performance goals:

Performance Measures		2025 Annual Performance Goals
	Weighting	Threshold	Target	Maximum
Adjusted EBITDA(1)	75%	$897M	$1,055M	$1,213M
% of Target		85%		115%
Individual/Strategic	25%	Based on individual/strategic objectives
Payout (% of Target)		50%	100%	200%

(1)
Adjusted EBITDA is a Non-GAAP measure and includes 2025 segment Adjusted EBITDA for Aviation Leasing of $608.9 million and Aerospace Products of $671.3 million for a total of $1,280.2 million. See Reconciliation of Non-GAAP Measures section in Annex A for a reconciliation to the most comparable GAAP measure.

Our 2025 Adjusted EBITDA of $1,280.2 million exceeded the maximum performance threshold under the 2025 AIP, resulting in a maximum payout for the financial component. In addition, based on each NEO’s significant contributions to key strategic and growth initiatives during the year, as well as the many accomplishments listed in the “Business Overview – Full Year 2025 Key Highlights” section above, our Compensation Committee determined that our NEOs, including our CEO, achieved the highest level of individual/strategic performance, leading to total payouts at 200% of target for all of our NEOs.

Name	Target Annual Incentive Opportunity	Achievement Financial Component (75% weighting)	Achievement Individual Component (25% weighting)t	Resulting Payout
Mr. Adams	$1,170,000	200% of Target	200% of Target	$2,340,000
Mr. Moreno	$1,200,000	200% of Target	200% of Target	$2,400,000
Ms. Kuperus	$600,000	200% of Target	200% of Target	$1,200,000
Ms. Yoon	$400,000	200% of Target	200% of Target	$800,000
Ms. Nam	$525,000	200% of Target	200% of Target	$1,050,000

Long-Term Incentive Awards (“LTI”). Our LTI program consists of equity-based incentive compensation designed to support retention of key talent, align the interests of our NEOs with those of shareholders, and reward long-term performance achievements.
Our NEOs receive annual LTI equity awards in the first quarter of the year following the applicable performance year. In March 2025, we granted LTI equity awards to our NEOs as part of our annual grant cycle in the form of time-based restricted stock units (“RSUs”) (weighted 50% of target grant value) and performance-based restricted stock units (“PSUs”) (weighted 50% of target grant value). The RSUs vest in three equal annual installments on each anniversary of the grant date, subject to the NEO’s continued employment through each vesting date. The PSUs may be earned from 0 to 200% of the target number of PSUs based on two performance measures: our relative total shareholder return (“TSR”) versus the TSR of the companies in the S&P 400 (weighted 50%) and our adjusted earnings per diluted share, each measured over a three-year performance period.
The size of the March 2025 grants to Mr. Adams and Ms. Nam was based in part on the Compensation Committee’s assessment of each of Mr. Adams’ and Ms. Nam’s performance in 2024, and also considered the one-time RSUs granted to Mr. Adams and Ms. Nam in 2024 related to the Internalization. The table below describes the RSUs and PSUs granted to our NEOs in March 2025.

Name	# of RSUs	# of PSUs	Grant Date Fair Value
Mr. Adams(1)	9,161	9,161	$2,647,254
Mr. Moreno(2)	10,608	10,608	$3,065,394
Ms. Kuperus(2)	5,786	5,786	$1,671,980
Ms. Yoon(2)	1,158	1,158	$334,627
Ms. Nam(1)	772	772	$223,085

(1)
On May 28, 2024 (the “Internalization Date”), we granted Mr. Adams and Ms. Nam 58,498 and 6,224 RSUs (“Internalization RSUs”), with grant-date fair values of $4,951,856 and $526,862, respectively, in connection with the Internalization. The Internalization RSUs are one-time awards that vest in three equal installments on each of May 28, 2025, May 28, 2026, and May 28, 2027, subject to the NEO’s continued employment through each vesting date and, for Mr. Adams only, his continuing to hold the 58,498 shares he purchased within 90 days of the Internalization Date.
(2)
Mr. Moreno, Ms. Kuperus, and Ms. Yoon were appointed as NEOs in April 2025, and their March 2025 grants were not determined by our Compensation Committee. The size of Ms. Yoon’s March 2025 grants considered a one-time grant of RSUs granted to Ms. Yoon in 2024 related to the Internalization.

2025 Total Annual Compensation Table. The table below reflects how our Compensation Committee views the compensation paid to our CEO and each of our other NEOs for 2025 performance. It is important to recognize that the way we present the compensation paid to our CEO and each of our other NEOs for 2025 performance in the table below is different from the SEC-required disclosure in the Summary Compensation Table for 2025 (shown below, in “Compensation Tables—Summary Compensation Table for 2025”) and is not a substitute for the information in that table. Rather, the table below is intended to show how our Compensation Committee viewed the total annual compensation for our CEO and each of our other NEOs during the Compensation Committee’s decision-making process with respect to 2025 performance.
As described with the Summary Compensation Table for 2025, in accordance with the SEC disclosure rules, the amounts shown in the “Stock Awards” column of the Summary Compensation Table for 2025 reflect the grant date fair value of the LTI equity awards made as part of our annual grant cycle in March 2025 following the 2024 performance year, as determined pursuant to FASB ASC Topic 718. The amounts shown in the “Stock Awards” column of the table below reflect the target grant date values of the LTI awards made to our NEOs in February 2026 as part of our annual grant cycle following the 2025 performance year. In accordance with the SEC disclosure rules, the grant date fair value of these LTI awards, as determined pursuant to FASB ASC Topic 718, will be included in the “Stock Awards” column of the Summary Compensation Table for 2026 that will be included in our proxy statement filed in 2027.

Name	Year	Salary ($)	Non-Equity Incentive Plan Awards ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mr. Adams	2025	975,000	2,340,000	10,000,000	26,152	13,341,152
Mr. Moreno	2025	650,000	2,400,000	4,000,000	16,152	7,066,152
Ms. Kuperus	2025	550,000	1,200,000	2,000,000	14,196	3,764,196
Ms. Yoon	2025	400,000	800,000	700,000	169,342	2,069,342
Ms. Nam	2025	525,000	1,050,000	1,000,000	16,152	2,591,152

(1)	The amounts shown reflect the target grant date value of our LTI equity awards made as part of our annual grant cycle in February 2026 following the 2025 performance year.
(2)
This amount consists of (i) $10,500 for each of Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon and Ms. Nam, respectively, of 401(k) matching contributions, (ii) $5,652, $5,652, $3,696, $3,804 and $5,652 for Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon and Ms. Nam, respectively, of separate additional healthcare for NEOs, (iii) $10,000 for Mr. Adams of additional insurance premiums covered by the Company, and (iv) compensation of $155,038 paid on a deferred basis pursuant to the Internalization for Ms. Yoon.

Executive Stock Ownership Guidelines. We require our executive officers, within five years, to accumulate and hold Ordinary Shares with a value equal to specified multiple of base salary set forth in the table below. For purposes of meeting these guidelines, Ordinary Shares beneficially owned directly or indirectly and unvested RSUs are included in actual ownership totals. Options and PSUs are not included in actual ownership totals. In addition, executive officers must hold 50% of the net after-tax Ordinary Shares from equity award vestings until guidelines are satisfied.
As of December 31, 2025, each NEO has either met or exceeded their ownership guideline or was within the five-year period for achieving the guideline.

Multiple-of-Salary
NEOs	Target	Actual
CEO	5.0x	81.7x
Other NEOs	2.0x	31.4x (average)

Employee Benefits. Our NEOs are generally eligible to participate in the same health, welfare and retirement benefits that apply to the employees of the Company generally, and receive certain supplemental executive health insurance. We do not sponsor or maintain any defined benefit pension plans or similar arrangements. We maintain a 401(k) retirement savings plan for U.S. employees and provide non-elective safe harbor contributions to all participants, including our NEOs. We also provide company-paid life insurance premiums to our NEOs that are available generally to all of our U.S. employees, and reimburse certain personal liability insurance up to $10,000 per NEO on an annual basis.
Offer Letters with our NEOs
Joseph P. Adams, Jr. We entered into an offer letter with Mr. Adams, dated as of May 27, 2024, pursuant to which he receives a base salary at the annualized rate of $975,000. He also received an annual discretionary short-term incentive award, an initial grant of 58,498 Internalization RSUs (as described above) provided that, within 90 days of the Internalization Date, he purchased 58,498 Ordinary Shares (the “Post-Start Date Shares”), and he is also eligible to participate in our employee benefit plans that are generally made available to similarly situated employees. Mr. Adams is also subject to a post-termination non-competition covenant for a 12-month period following a termination for cause or a resignation other than for good reason and certain non-solicitation covenants for an 18-month period following his termination of employment for any reason.
If Mr. Adams’ employment is terminated other than for cause, death or disability, or he resigns for good reason, then he will be eligible for the following severance payments and benefits (subject to his execution of a release of claims): (i) a cash payment of $4,000,000, payable ratably over a two-year period, (ii) a pro-rated annual bonus (based on actual performance, with any individual subjective elements of his annual bonus being based on not less than target-level of performance), payable in a lump sum at the same time that annual bonuses are generally paid (the “Pro-Rata Bonus”), (iii) any earned, but unpaid, bonus with respect to any prior year, payable in a lump sum at the same time annual bonuses are generally paid (the “Prior Year Bonus”), (iv) reimbursement of an amount equal to the full monthly premium for health, dental and vision insurance for a period of 24 months (or until covered under another employer’s plans), and (v) full acceleration of his Internalization RSUs (the “Equity Acceleration”).
However, if Mr. Adams’ employment is terminated other than for cause, death or disability, or he resigns for good reason, in either case, within the period commencing six months prior to a change in control and ending on the two-year anniversary of the change in control (the “Change in Control Period”), then he will instead be eligible for the following severance payments and benefits (subject to his execution of a release of claims): (i) a cash payment of $6,000,000, payable in a lump sum as soon as practicable following his termination of employment, (ii) a pro-rated annual bonus (based on the greater of target or actual level of performance, with any individual subjective elements of his bonus being based on not less than target level of performance), payable in a lump sum at the same time annual bonuses are generally paid (the “CIC Pro Rata-Bonus”), (iii) his Prior Year Bonus, (iv) reimbursement of an amount equal to the full monthly premium for health, dental and vision insurance for a period of 36 months (or until covered under another employer’s plans), and (v) the Equity Acceleration.
If Mr. Adams’ employment is terminated due to his death or disability, then he will receive the following severance payments and benefits: (i) his Prior Year Bonus, (ii) his Pro-Rata Bonus or, if such termination occurs during the Change in Control Period, his CIC Pro-Rata Bonus, and (iii) the Equity Acceleration.
David Moreno. We entered into an offer letter with Mr. Moreno, dated as of February 28, 2020, pursuant to which he received a base salary at a rate of $200,000. He is also eligible to participate in our employee benefit plans that are generally made available to similarly situated employees. Mr. Moreno is also subject to a post-termination non-competition covenant for a 12-month period and certain non-solicitation covenants for an 18-month period following his termination of employment for any reason.
Stacy Kuperus. We entered into an offer letter with Ms. Kuperus, dated as of February 28, 2020, pursuant to which she received a base salary at a rate of $200,000. She is also eligible to participate in our employee benefit plans that are generally made available to similarly situated employees. Ms. Kuperus is also subject to a post-termination non-competition covenant for a 12-month period and certain non-solicitation covenants for an 18-month period following her termination of employment for any reason.
BoHee Yoon. We entered into an offer letter with Ms. Yoon, dated as of August 8, 2024, pursuant to which she received a base salary at a rate of $200,000. She is also eligible to participate in our employee benefit plans that are generally made available to similarly situated employees. Ms. Yoon is also subject to a post-termination non-competition covenant for a 12-month period and certain non-solicitation covenants for an 18-month period following her termination of employment for any reason.
Eun (Angela) Nam. We entered into an offer letter with Ms. Nam, dated as of May 27, 2024, pursuant to which she received a base salary at the annualized rate of $525,000. She was also eligible to receive an annual discretionary short-term incentive award, a cash payment equal to the gross amount of any unvested amounts under our former manager’s deferred compensation plan that she forfeited as a result of her resignation from our former manager, an initial grant of 6,224 Internalization RSUs (as described above), and to participate in our employee benefit plans that are generally made available to similarly situated employees. Ms. Nam is also subject to a post-termination non-competition covenant for a 12-month period following a termination for cause or a resignation other than for good reason and certain non-solicitation covenants for an 18-month period following her termination of employment for any reason.
If Ms. Nam’s employment was terminated other than for cause, death or disability, or she resigned for good reason, then she was eligible for the following severance payments and benefits (subject to her execution of a release of claims): (i) a cash payment equal to 1.0 times the sum of her base salary and annual target bonus, payable ratably over a one-year period, (ii) her Prior Year Bonus, (iii) reimbursement of an amount equal to the full monthly premium for health, dental and vision insurance for a period of 18 months (or until covered under another employer’s plans), and (iv) the Equity Acceleration.
However, if Ms. Nam’s employment was terminated other than for cause, death or disability, or she resigned for good reason, in either case, within the Change in Control Period, then she was instead be eligible for the following severance payments and benefits (subject to her execution of a release of claims): (i) a cash payment equal to 2.0 times the sum of her base salary and annual target bonus, payable in a lump sum as soon as practicable following her termination of employment, (ii) her CIC Pro-Rata Bonus, (iii) her Prior Year Bonus, (iv) reimbursement of an amount equal to the full monthly premium for health, dental and vision insurance for a period of 24 months (or until covered under another employer’s plans), and (v) the Equity Acceleration.
If Ms. Nam’s employment was terminated due to her death or disability, then she was eligible to receive the following severance payments and benefits: (i) her Prior Year Bonus, (ii) the Equity Acceleration, and (iii) if such termination of employment occurs during the Change in Control Period, her CIC Pro-Rata Bonus.
Ms. Nam resigned as Chief Financial Officer and Chief Accounting Officer of the Company effective March 6, 2026, and continued to provide services in an advisory capacity to support a smooth transition.
For purposes of the offer letters with each of Mr. Adams and Ms. Nam, good reason generally means the occurrence of any of the following events without the named executive officer’s consent: (i) a material and adverse change in scope of their responsibilities, authority, title, position or reporting structure (including no longer reporting to the Board of Directors for Mr. Adams or to the Chief Executive Officer for Ms. Nam); (ii) the Company’s or FTAI Aviation LLC’s material breach under the offer letter or any other material agreement, (iii) a material reduction in base salary (other than a salary reduction affecting all similarly situated executives of the Company or FTAI Aviation LLC of no more than 10%), (iv) a change in geographic location to outside of New York, New York, or (v) the failure of FTAI Aviation LLC to obtain assumption of the offer letter by its successor.
Tax Considerations
As a general matter, our Compensation Committee considers various tax and accounting implications of our existing and proposed compensation programs. We consider the tax-deductibility of compensation in designing our executive compensation programs, but it is not our sole consideration and our Compensation Committee retains the discretion to award compensation that is non-deductible.
Equity Grant Practices
Following the Internalization, we do not grant stock options, stock appreciation rights, or similar option-like instruments and, as such, we do not have any policy or practice in place on the timing of such awards in relation to the disclosure of material non-public information.
Clawback Policy
We have adopted a clawback policy covering our executive officers that provides that in the event of a required accounting restatement, our Compensation Committee will seek reimbursement of the portion of any incentive-based compensation that would not have been paid had our financial statements been correctly stated. In addition to the recovery of incentive-based compensation mandated by the SEC, our recoupment policy also provides our Compensation Committee with the discretion to recoup any time-based equity awards from any executive officer if Our Compensation Committee determines that the required accounting restatement was at least in part the result of gross misconduct by such executive officer.
Risk Management
Our Compensation Committee is responsible for monitoring the risks and rewards associated with our executive compensation program. Our Compensation Committee implemented a well-balanced executive compensation program that was designed to avoid creating incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on the Company. This program uses a mix of short- and long-term incentives to ensure that our management team focuses on the long-term impact of short-term decisions and that our management team’s interests are aligned with the interests of our shareholders. In addition, our Compensation Committee is regularly informed about the compensation programs in place for other employees and has concluded that these policies and practices also avoid creating incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on the Company. Our anti-hedging and anti-pledging policy and our clawback policy further mitigate compensation-related risks.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for 2025 required by Item 402(b) of Regulation S-K with the Company’s management.
Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis for 2025 be included in the Proxy Statement for the 2026 Annual General Meeting to be filed with the SEC.
The Compensation Committee

Ray M. Robinson, Chairperson
Paul R. Goodwin
Judith A. Hannaway
A. Andrew Levison
Compensation Committee Interlocks and Insider Participation
None.

COMPENSATION TABLES
Summary Compensation Table for 2025
The following table provides additional information regarding the compensation paid to or earned by our NEOs with respect to the applicable fiscal years shown in the table.
For Ms. Nam, the table includes information in respect of the last three completed fiscal years, which, in the case of 2023 and the portion of 2024 which preceded the Internalization Date, was determined and paid by our former manager. For Mr. Adams, the table include information in respect of the last two completed fiscal years. As previously described, our former manager informed us that it was not able to segregate and identify any portion of the compensation earned by Mr. Adams in respect of 2023 and the portion of 2024 which preceded the Internalization as relating solely to services performed for us. However, in connection with the Internalization, the Company agreed to accrue for and pay Mr. Adams’ entire base salary and discretionary short-term incentive bonus for 2024, including the portion of 2024 prior to the Internalization Date. Therefore, this Summary Compensation Table for 2025 includes compensation for Mr. Adams relating to all of 2024 (including compensation for the portion of 2024 that preceded the Internalization Date), but does not include information relating to the compensation paid to Mr. Adams by our former manager for 2023. For our NEOs other than Mr. Adams and Ms. Nam who were newly appointed as executive officers in 2025, the table includes information in respect of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Awards ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Joseph. P. Adams, Jr. Chief Executive Officer and Chairman of the Board	2025	975,000	—	2,340,000	2,647,254	26,152	5,988,406(3)
	2024	975,000	1,950,000	—	23,714,756	15,386	26,655,142
David Moreno President	2025	650,000	—	2,400,000	3,065,394	16,152	6,131,546
Stacy Kuperus Chief Operating Officer	2025	550,000	—	1,200,000	1,671,980	14,196	3,436,176
BoHee Yoon General Counsel and Secretary	2025	400,000	—	800,000	334,627	169,342	1,703,969
Eun (Angela) Nam Former Chief Financial Officer and Chief Accounting Officer	2025	525,000	—	1,050,000	223,085	16,152	1,814,237(3)
	2024	525,000	1,000,000	—	3,413,462	11,514	4,949,976
	2023	200,000	1,250,000	—	—	10,310	1,460,310

(1)
The amounts shown reflect the grant date fair value of our LTI equity awards made as part of our annual grant cycle in March 2025 following the 2024 performance year, as determined pursuant to FASB ASC Topic 718, including (i) $1,187,540, $1,375,115, $750,039, $150,112, and $100,074 for Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, respectively, in respect of the RSUs and (ii) $1,459,714, $1,690,279, $921,941, $184,516, and $123,010 for Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, respectively, in respect of the PSUs. The amounts shown with respect to the PSUs assume performance at target performance levels (i.e., 100%). If maximum performance levels (i.e., 200%) had been assumed, the grant date fair value of the PSUs would have been (i) $2,936,284, $3,400,078, $1,853,888, $371,162, and $247,442 for Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, respectively. For complete valuation assumptions for each of these awards, see Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 27, 2026. As described above, the grant date values of the RSUs and PSUs granted to our NEOs in February 2026 as part of our annual grant cycle following the 2025 performance year have not been included here in accordance with SEC disclosure rules, and will instead be included in our proxy statement filed in 2027 in respect of 2026 compensation.

(2)
This amount consists of (i) $10,500 for each of Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, respectively, of 401(k) matching contributions, (ii) $5,652, $5,652, $3,696, $3,804 and $5,652 for Mr. Adams, Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, respectively, of separate additional healthcare for NEOs, (iii) $10,000 for Mr. Adams of additional insurance premiums covered by the Company, and (iv) compensation of $155,038 paid on a deferred basis pursuant to the Internalization for Ms. Yoon.

(3)
Total compensation paid to Mr. Adams and Ms. Nam in 2025 was based in part on the Compensation Committee’s assessment of each of Mr. Adams’ and Ms. Nam’s performance in 2024, considered one-time compensation paid to Mr. Adams and Ms. Nam in 2024 related to the Internalization. Total compensation paid to all NEOs does not include stock awards granted in February 2026 as part of our annual grant cycle following the 2025 performance year have not been included here in accordance with SEC disclosure rules.

Grants of Plan-Based Awards Table for 2025
The following table below sets forth the awards granted by us to our NEOs in 2025, including non-equity and equity awards.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares or units (#)(3)	Grant date fair value of stock awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph P. Adams, Jr.	—	585,000	1,170,000	2,340,000	—	—	—	—	—
	2/28/25	—	—	—	—	—	—	9,161	1,187,540
	2/28/25	—	—	—	4,581	9,161	18,322	—	1,459,714
David Moreno	—	600,000	1,200,000	2,400,000	—	—	—	—	—
	2/28/25	—	—	—	—	—	—	10,608	1,375,115
	2/28/25	—	—	—	5,304	10,608	21,216	—	1,690,279
Stacy Kuperus	—	300,000	600,000	1,200,000	—	—	—	—	—
	2/28/25	—	—	—	—	—	—	5,786	750,039
	2/28/25	—	—	—	2,892	5,786	11,568	—	921,941
BoHee Yoon	—	200,000	400,000	800,000	—	—	—	—	—
	2/28/25	—	—	—	—	—	—	1,158	150,112
	2/28/25	—	—	—	579	1,158	2,316	—	184,516
Eun (Angela) Nam	—	262,500	525,000	1,050,000	—	—	—	—	—
	2/28/25	—	—	—	—	—	—	772	100,074
	2/28/25	—	—	—	386	772	1,544	—	123,010

(1)
Represents the possible payouts under the 2025 AIP, which can be earned between 0% to 200% of target based on achievement of the applicable Adjusted EBITDA metrics, as described above under Compensation Discussion and Analysis—Elements of Our Executive Compensation Program for 2025.

(2)
Awards represent PSUs that are subject to two performance-based vesting conditions: (i) our relative total shareholder return (“TSR”) versus the TSR of the companies in the S&P 400 (weighted 50%) and (ii) our adjusted earnings per diluted share, each measured over a three-year performance period. The number of Ordinary Shares earned could range from 0% to a maximum of 200% depending on the level of achievement of the applicable performance targets.

(3)
Awards represent RSUs that time-vest in three equal installments on each of February 28, 2026, February 28, 2027, and February 28, 2028, subject to the executive’s continued employment through each vesting date.

(4)
The amounts shown reflect the grant date fair value of our LTI equity awards made as part of our annual grant cycle in March 2025 following the 2024 performance year, as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of each of these awards, see Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 27, 2026. The amounts shown with respect to the PSUs assume performance at target (i.e., 100%).

Outstanding Equity Awards as of December 31, 2025
The table below sets forth the outstanding equity-based awards held by our named executive officers as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Not-Yet Exercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(8)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(8)
Joseph P. Adams, Jr.	2/28/24	12,448	—	25.44	3/15/33
	5/28/24					38,999(3)	7,676,953
	11/5/24							39,000(9)	7,677,150
	2/28/25					9,161(4)	1,803,343
	2/28/25							9,161(10)	1,803,343
David Moreno	3/13/23					150,000(5)	29,527,500
	5/30/24	—	25,000	79.13	5/30/34
	5/30/24					25,000(6)	4,921,250
	11/5/24							18,000(9)	3,543,300
	2/28/25					10,608(4)	2,088,184
	2/28/25							10,608(10)	2,088,184
Stacy Kuperus	3/13/23					65,000(5)	12,795,250
	5/30/24	—	15,000	79.13	5/30/34
	5/30/24					15,000(6)	2,952,750
	11/5/24							8,000(9)	1,574,800
	2/28/25					5,786(4)	1,138,580
	2/28/25							5,786(10)	1,138,580
BoHee Yoon	9/2/24					1,565(7)	308,267
	11/5/24							2,000(9)	393,700
	2/28/25					1,158(4)	227,952
	2/28/25							1,158(10)	227,952
Eun (Angela) Nam	5/28/24					4,149(3)	816,730
	11/5/24							6,000(9)	1,181,100
	2/28/25					772(4)	151,968
	2/28/25							772(10)	151,968

(1)
Upon the grant of options to the former manager, such options were fully vested and become exercisable over a 30-month period (the “Total Exercisability Period”) in monthly installments beginning on the first of each month following the month in which the options were granted. When Tandem Options are granted, the former manager options become exercisable in monthly installments over a portion of the Total Exercisability Period equal to 30 months, minus the product of (i) the ratio of former manager options subject to corresponding Tandem Options to the total number of former manager options (including former manager options subject to corresponding Tandem Options) multiplied by (ii) 30 (such period, the “Former Manager Exercisability Period”). Following the Former Manager Exercisability Period, the Tandem Options vest in generally monthly installments over the remainder of the Total Exercisability Period and become exercisable only at the end of the Total Exercisability Period.

(2)
Represents the expiration date of the option held by the former manager that is the basis for the Tandem Options held by the officer. In general, the expiration date of the Tandem Options occurs prior to the expiration date of the underlying former manager options.

(3)
Represent remaining Internalization RSUs that time-vest in three equal installments on each of May 28, 2025, May 28, 2026, and May 28, 2027, subject to the NEO’s continued employment through each vesting date and, for Mr. Adams only, his continuing to hold the Post-Start Date Shares.

(4)
Represent RSUs granted as part of our annual grant cycle in March 2025 following the 2024 performance year that time-vest in three equal installments on each of February 28, 2026, February 28, 2026, and February 28, 2027, subject to the NEO’s continued employment through each vesting date.

(5)
Represent RSUs granted as part of our annual grant cycle in March 2023 following the 2022 performance year that time-vest in two equal installments on each of June 30, 2027 and June 30, 2028, subject to the NEO’s continued employment through each vesting date.

(6)
Represent RSUs granted as part of our annual grant cycle in May 2024 following the 2023 performance year that time-vest in two equal installments on each of June 30, 2026 and June 30, 2027, subject to the NEO’s continued employment through each vesting date.

(7)
Represent remaining RSUs granted in connection with the Internalization that time-vest in three equal installments on each of August 30, 2025, August 30, 2026, and August 30, 2027, subject to the NEO’s continued employment through each vesting date.

(8)	Market value shown is based on $196.85, which was the closing price per Ordinary Share on December 31, 2025.
(9)
Represent Outperformance PSUs that are subject to both time- and performance-based vesting conditions. The number of Ordinary Shares earned could range from 0% to a maximum of 100% depending on the level of achievement of the Annualized TSR (CAGR) targets. The number of Ordinary Shares eligible to be earned with respect to the Outperformance PSUs will be determined at the end of the three-year performance period between November 5, 2024 and November 5, 2027. Once the number of Ordinary Shares eligible to be earned is determined at the end of the performance period, the number of earned Outperformance PSUs will time-vest in three equal installments on each of November 5, 2027, November 5, 2028, and November 5, 2029, subject to the executive’s continued employment through each vesting date. The amounts shown with respect to the Outperformance PSUs assume threshold performance (i.e., 10%).

(10)
Represents PSUs granted as part of our annual grant cycle in March 2025 following the 2024 performance year that are subject to two performance-based vesting conditions: (i) our relative total shareholder return (“TSR”) versus the TSR of the companies in the S&P 400 (weighted 50%), measured over a three-year performance period between February 28, 2025 and February 28, 2028 and (ii) our adjusted earnings per diluted share, measured over a three-year performance period between January 1, 2025 and December 31, 2027. The number of Ordinary Shares earned could range from 0% to a maximum of 200% depending on the level of achievement of the applicable performance targets. The amounts shown with respect to the PSUs assume target performance (i.e., 100%).

Option Exercises and Stock Vested in 2025
The following table provides information about any share-based awards that vested during 2025.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Joseph P. Adams, Jr.	—	—	19,499	2,305,562
David Moreno	—	—	—	—
Stacy Kuperus	—	—	—	—
BoHee Yoon	—	—	783	120,465
Eun (Angela) Nam	—	—	2,075	245,348

(1)	Computed by multiplying the closing price per Ordinary Share on the vesting date by the number of RSUs that vested.
Potential Payments Upon Change-in-Control or Termination
As described above in the sections of this Proxy Statement titled “Offer Letters with our Named Executive Officers,” certain of our NEOs are eligible to receive severance payments and benefits (including acceleration of their Internalization RSUs) in connection with the termination of their employment by us without cause, their resignation for good reason, or their termination as a result of death or disability, including following a change in control. In addition, each of NEOs are eligible to receive accelerated vesting of certain of their equity-based awards in connection with the termination of their employment by us without cause, their resignation for good reason or their termination as a result of death or disability, including following a change in control.
2025 RSUs. In 2025, each of our NEOs received RSU awards that vest in three equal annual installments on February 28, 2026, February 28, 2027, and February 28, 2028, subject to continued employment. If the participant's employment is terminated other than for cause or as a result of death or disability prior to the final vesting date (subject to the participant's execution of a release of claims), the RSUs that are scheduled to vest on the next vesting date will immediately vest. Any remaining unvested RSUs will be forfeited.
2025 PSUs. In 2025, each of our NEOs received two PSU awards: one subject to a diluted EPS performance metric (the “EPS Award”) and one subject to a relative TSR performance metric (the “TSR Award”). The performance period for the EPS Award is from January 1, 2025 through December 31, 2027. The performance period for the TSR Award is from February 28, 2025 through February 28, 2028. Any earned units will vest on February 28, 2028 under both awards. If the participant’s employment is terminated as a result of death or disability on or before the end of the applicable performance period, all PSUs (under both the EPS and TSR Awards) will remain outstanding and eligible to vest on the vesting date subject to actual achievement of the performance-based vesting conditions. Under the Diluted EPS Awards, if such termination occurs after the end of the performance period, any earned units will remain outstanding and eligible to vest on the vesting date. If the participant experiences a Qualifying Involuntary Termination on or before the end of the applicable performance period, a pro-rata portion of the PSUs (calculated based on the ratio of the number of days of employment during the performance period to the total number of days in the performance period) will remain outstanding and eligible to vest subject to actual achievement of the performance conditions. Under the EPS Awards, if such termination occurs after the end of the performance period, any earned units will remain outstanding and eligible to vest on the vesting date. Upon a Change in Control on or before the end of the performance period, the number of earned units under the EPS Awards will be determined as if the performance period had ended on the last day of the fiscal quarter preceding the Change in Control (after any adjustments determined by the Committee), while the number of earned units under the Relative TSR awards will be determined as if the performance period had ended on the date of consummation of the Change in Control. Under both awards, earned units will remain outstanding and continue to vest on the applicable vesting date, subject to continued employment. However, if the surviving or successor entity does not assume, convert, substitute or replace the earned units, all unvested earned units will immediately vest on the Change in Control date, and if the successor entity assumes the earned units and the participant experiences a Qualifying Involuntary Termination within 12 months following the Change in Control, all unvested earned units will immediately vest.
Outperformance PSUs. In 2024, each of our NEOs received Outperformance PSUs that are subject to both performance-based vesting conditions and employment-based vesting conditions. The performance period is from November 5, 2024 through November 5, 2027. Any earned units will vest in three equal annual installments on November 5, 2027, November 5, 2028, November 5, 2029. If the participant’s employment is terminated as a result of death or disability on or before the end of the performance period, the PSUs will remain outstanding and 100% of any earned units will immediately vest on the first vesting date (the amounts shown in the table below assume performance at threshold of 10%). If the participant’s employment is terminated other than for cause or the participant resigns for good reason (a “Qualifying Involuntary Termination”) on or before the end of the performance period, the PSUs will remain outstanding and 33.3% of any earned units will immediately vest on the first vesting date (assuming performance at threshold of 10%). If a Qualifying Involuntary Termination occurs after the end of the performance period, the next tranche of earned units that would have vested on the next vesting date will immediately vest. Upon a Change in Control on or before the end of the performance period, earned units will be determined as if the performance period had ended on the date of such Change in Control, and any earned units will vest in three equal annual installments on each of the Change in Control date and the first two anniversaries thereof, subject to continued employment. If a Change in Control occurs after the end of the performance period, any earned units that remain unvested continue to vest on the regular vesting dates, subject to continued employment. In either case, if the surviving or successor entity does not assume, convert, substitute or replace the earned units, all unvested earned units will immediately vest on the Change in Control date. If the successor entity assumes the earned units and the participant experiences a Qualifying Involuntary Termination within 12 months following the Change in Control, all unvested earned units will immediately vest.
David Moreno. In 2024, Mr. Moreno was granted 25,000 RSUs and 25,000 stock option at an exercise price of $79.13 per share, each vesting in two equal annual installments on June 30, 2027 and June 30, 2028. If Mr. Moreno’s employment is terminated other than for cause, due to death or disability, or he resigns for good reason, then (subject to his execution of a release of claims): (i) prior to June 30, 2026, 25% of the RSUs and 25% of the stock options will immediately vest, or (ii) on or after June 30, 2026 but prior to June 30, 2027, 50% of the RSUs and 50% of the stock options will immediately vest.
Stacy Kuperus. In 2024, Ms. Kuperus was granted 15,000 RSUs and 15,000 stock options at an exercise price of $79.13 per share, each vesting in two equal annual installments on June 30, 2027 and June 30, 2028. If Ms. Kuperus's employment is terminated other than for cause or due to death or disability, then (subject to her execution of a release of claims): (i) prior to June 30, 2026, 25% of the RSUs and 25% of the stock options will immediately vest, or (ii) on or after June 30, 2026 but prior to June 30, 2027, 50% of the RSUs and 50% of the stock options will immediately vest.

BoHee Yoon. In 2024, Ms. Yoon was granted 2,348 RSUs, vesting in three equal annual installments on August 30, 2025, August 30, 2026 and August 30, 2027. If Ms. Yoon's employment is terminated other than for cause or due to her death or disability, then (subject to her execution of a release of claims), the RSUs that are scheduled to vest on the next vesting date will immediately vest.
The following table summarizes the potential payments and benefits to which our named executive officers would be entitled upon the various termination scenarios set forth below assuming the termination occurred on December 31, 2025.

	Retirement ($)	Termination Other Than for Cause, for Good Reason or Due to Death/Disability Not in Connection with Change in Control ($)	Termination Due to Death/Disability Not in Connection with Change in Control ($)	Termination Other Than for Cause, for Good Reason or Due to Death/Disability in Connection with Change in Control ($)	Termination Due to Death/Disability in Connection with Change in Control ($)
Joseph P. Adams, Jr.
Cash Severance	—	4,000,000	—	6,000,000	—
Pro-Rated Bonus	—	1,950,000	1,950,000	1,950,000	1,950,000
Accelerated Vesting of RSUs	—	8,278,067	8,278,067	8,278,067	8,278,067
Accelerated Vesting of PSUs	—	2,154,337	6,805,230	5,899,564	6,805,230
Health Benefits	—	79,303	—	118,954	—
David Moreno
Accelerated Vesting of RSUs	—	16,690,124	16,690,124	16,690,124	16,690,124
Accelerated Vesting of PSUs	—	1,190,665	3,967,835	2,919,231	3,967,835
Accelerated Vesting of Options	—	1,230,313	1,230,313	1,230,313	1,230,313
Stacy Kuperus
Accelerated Vesting of RSUs	—	7,515,471	7,515,471	7,515,471	7,515,471
Accelerated Vesting of PSUs	—	562,160	1,902,359	1,330,411	1,902,359
Accelerated Vesting of Options	—	738,188	738,188	738,188	738,188
BoHee Yoon
Accelerated Vesting of RSUs	—	230,019	230,019	230,019	230,019
Accelerated Vesting of PSUs	—	131,660	438,192	323,723	438,192
Eun (Angela) Nam
Cash Severance	—	1,325,000	—	2,650,000	—
Pro-Rated Bonus	—	1,000,000	—	1,000,000	1,000,000
Accelerated Vesting of RSUs	—	867,387	867,387	867,387	867,387
Accelerated Vesting of PSUs	—	311,813	964,314	888,002	964,314
Health Benefits	—	85,465	—	113,953	—

Equity Compensation Plan Information
The following table summarizes the total number of outstanding securities and the number of securities remaining for future issuance under the 2025 Plan, as well as the weighted average strike price of all outstanding securities, as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders:	102,343	$56.37	5,738,844
Equity compensation plans not approved by security holders:	—	—	—
Total	102,343	$56.37	5,738,844

(1)
Represents the weighted-average exercise price of the stock options previously granted under the FTAI Aviation Ltd. Nonqualified Stock Option and Incentive Award Plan (the “2015 Plan”) that survive the expiration of the 2015 Plan. The RSUs and PSUs granted under the FTAI Aviation Ltd. 2025 Omnibus Incentive Award Plan (the “2025 Plan”) are full-value awards that do not have a weighted-average exercise price.

(2)	Includes (i) 11,156 RSUs outstanding under the 2025 Plan. Excludes (i) 498,168 RSUs outstanding, (ii) 1,028,441 PSUs outstanding, and (iii) 102,343 stock options outstanding under the 2015 Plan.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEO for 2025, and the ratio of those two values:
•	The 2025 annual total compensation of our median employee (other than our CEO), calculated in accordance with Item 402(c) of Regulation S-K, was $77,422;
•
The 2025 annual total compensation of our CEO, Mr. Adams, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table for 2025 in this Proxy Statement, was approximately $6.0 million; and

•	For 2025, the ratio of the annual total compensation of Mr. Adams to the annual total compensation of our median employee was 77.3 to 1.
This reflects analysis of our global workforce of 890 employees as of December 31, 2025, including part-time employees. We did not include independent contractors or employees of our joint ventures in our determination. In order to identify our median employee, we reviewed fiscal year 2025 gross wages (which includes annualized base wages, time-related bonuses (such as overtime pay and shift premiums), vacation and holiday pay, and other allowances) and year-end bonuses for all of our employees, which measure was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying our median employee for 2025.
Once we identified our median employee for 2025 using the methodology described above, we determined the median employee’s annual total compensation for 2025 in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2025 annual total compensation of our CEO as reported in the Summary Compensation Table for 2025 in this Proxy Statement.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, legal requirements. We do not use this information in managing our Company.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for 2025. As described above, our CEO did not receive any compensation from us prior to the Internalization Date and was compensated solely by our former manager, with all related compensation decisions made by our former manager, until the Internalization; accordingly, we do not include disclosure for 2023 or prior years in this section.
Pay Versus Performance Table

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non-PEOs Named Executive Officers(2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income	Adjusted EBITDA(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$5,988,406	$32,255,442	$3,271,338	$13,027,797	$434	$182	$477,494,000	$1,190,922,000
2024	$26,655,142	$33,385,837	$4,949,976	$5,818,953	$315	$116	($32,079,000)	$862,050,000

(1)	Our PEO for 2025 and 2024 was Mr. Adams; our non-PEO NEOs for 2025 were Mr. Moreno, Ms. Kuperus, Ms. Yoon, and Ms. Nam, and our only non-PEO NEO for 2024 was Ms. Nam.
(2)
The amounts in the following table represent each of the amounts deducted and added to the equity award values for our named executive officers for purposes of computing the “compensation actually paid” amounts appearing in columns (c) and (e) of the Pay Versus Performance Table:

Name	Year	Summary Compensation Table Total for PEO	Minus Grant Date Fair Value of Equity Awards Granted During Applicable Year	Plus Year-End Fair Value of Equity Awards Granted During Applicable Year	Plus Year-End Fair Value of Equity Awards Granted in Prior Year That Were Outstanding and Unvested at End of Applicable Year	Plus (Minus) Change in Fair Value of Equity Awards Granted in Prior Year that Vested During Applicable Year	Equals Compensation Actually Paid
Joseph P. Adams Jr.	2025	$5,988,406	$2,647,254	$4,223,027	$25,194,337	($503,074)	$32,255,442
	2024	$26,655,142	$23,714,756	$30,445,451	—	—	$33,385,837
Average non-PEO NEOs	2025	$3,271,338	$1,323,627	$2,111,514	$8,980,033	($11,459)	$13,027,797
	2024	$4,949,976	$3,413,462	$4,282,439	—	—	$5,818,953

(3)	The Dow Jones US Aerospace Index (as reported in the Company’s Form 10-K filing) was used to calculate the Company’s peer group total shareholder return.
(4)	Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures in Annex A for a reconciliation to the most comparable GAAP measure.

Description of the Relationship Between Pay and Performance
The following chart sets forth the relationship between compensation actually paid to our CEO and other NEOs and Company Total Shareholder Return. It also shows the relationship between Company Total Shareholder Return and Total Shareholder Return for the Dow Jones US Aerospace Index, the Peer Group shown in the Pay versus Performance Table above.

The following chart sets forth the relationship between compensation actually paid to our CEO and other NEOs and Adjusted EBITDA, our Company Selected Measure.

The following chart sets forth the relationship between compensation actually paid to our CEO and other NEOs and Net Income.

Tabular List of Most Important Performance Measures
 Adjusted EBITDA
 Earnings per Diluted Share
 Total Shareholder Return

PROPOSAL NO. 2:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to vote at the Annual General Meeting to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.
As discussed in detail under “Compensation Discussion & Analysis,” our objective is to provide a market-based executive compensation program tied to performance and aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to our NEOs, as described in this proxy statement. The vote is advisory and is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding our NEOs.
The Board of Directors recommends that you vote “FOR”
the approval of the compensation of our named executive officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Listed in the following table is certain information with respect to the beneficial ownership of our Ordinary Shares as of April 1, 2026 by each person known by us to be the beneficial owner of more than five percent of our Ordinary Shares, and by each of our directors, director nominees and named executive officers, as well as our current directors and executive officers as a group.
For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:
(i)	voting power, which includes the power to vote, or to direct the voting of, our Ordinary Shares; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, our Ordinary Shares.
A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Capital International Investors(3)	13,865,244	13.51%
Capital World Investors(4)	12,754,798	12.43%
The Vanguard Group(5)	10,363,209	10.10%
FMR LLC(6)	5,390,921	5.25%
Shyam Gidumal	1,669	*
Paul R. Goodwin	82,236	*
Judith A. Hannaway	3,267	*
A. Andrew Levison	16,151	*
Ray M. Robinson	59,554	*
Martin Tuchman	657,877	*
Joseph P. Adams, Jr.	505,837	*
David Moreno	54,232	*
Stacy Kuperus	3,499	*
BoHee Yoon	979	*
Eun (Angela) Nam(7)	6,369	*
All directors, nominees and executive officers as a group (12 persons)(8)	1,385,465	1.35%

*	Denotes less than 1%.
(1)	The address of all officers and directors listed above is in the care of FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, NY 10014.
(2)	Percentages shown assume the exercise by such persons of all options to acquire Ordinary Shares that are exercisable within 60 days of April 1, 2026, and no exercise by any other person.
(3)
Sole voting and dispositive power in respect of 13,865,244 shares, as stated in Schedule 13G/A filed with the SEC on May 13, 2025. Capital International Investors’ address is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(4)
Sole voting power in respect of 12,713,464 shares; sole dispositive power in respect of 12,754,798 shares, as stated in Schedule 13G/A filed with the SEC on February 5, 2026. Capital World Investors’ address is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(5)
Shared voting power in respect of 188,779 shares; sole dispositive power in respect of 10,059,338 shares; shared dispositive power in respect of 303,871 shares, as stated in a Schedule 13G/A filed with the SEC on October 4, 2024. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Sole voting power in respect of 4,759,306 shares; sole dispositive power in respect of 5,390,921 shares, as stated in a Schedule 13G/A filed with the SEC on February 4, 2026. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(7)	Ms. Nam stepped down from her position as Chief Financial Officer and Chief Accounting Officer effective March 6, 2026.
(8)	Includes beneficial ownership of Ordinary Shares by each of Nicholas McAleese and Michael Hazan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings and participation in other investment opportunities generally made available to employees.
Strategic Capital Initiative
On December 30, 2024, the Company announced the launch of a Strategic Capital Initiative (“SCI”) in collaboration with third-party institutional investors. The SCI, and its related partnerships, allows the Company to maintain an asset-light business model while the partnerships actively acquire on-lease narrowbody aircraft at scale. The first partnership under the initiative (the “2025 Partnership”) focuses on acquiring 737NG and A320ceo aircraft. The 2025 Partnership completed its fundraise in October 2025 with $2.0 billion of equity commitments.
The 2025 Partnership, and follow-on partnerships, is the primary buyer of all future on-lease 737NG and A320ceo aircraft. The Company is the Servicer of the 2025 Partnership and is responsible for lessee invoicing and collections, airline relationship management, contracts management including lease extension and aircraft deliveries and redeliveries. The Company receives customary, market-based compensation for providing such services. The Company also made a 19% minority capital commitment and will make additional commitments to the 2025 Partnership in the same proportion relative to additional third-party institutional investors.
Our directors and executive officers may invest their own capital in SCI, without being subject to management fees, carried interest or incentive fees. During the year ended December 31, 2025, Mr. Moreno, our President, had a gross contribution relating to his personal investment in SCI of $2.0 million and a trust controlled by his immediate family member had a gross contribution of $5 million, and Mr. Tuchman, a director, had a gross contribution relating to his personal investment in SCI of $7.0 million.
Other
An adult sibling of Ms. Kuperus, the Company’s Chief Operating Officer, was employed by the Company on a full-time basis during the year ended December 31, 2025 in a non-executive officer capacity as a vice president, with total annual compensation of $325,653 and a $100,000 grant of RSUs under the Plan. The compensation of such adult sibling is comparable to other Company employees at a similar level and was determined in accordance with our standard compensation practices.

PROPOSAL NO. 3
APPROVAL OF APPOINTMENT OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
KPMG LLP (“KPMG”), independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal year ended December 31, 2025. The Audit Committee has appointed KPMG to be our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual General Meeting.
Representatives of KPMG will be present in person at the Annual General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The Board of Directors recommends that you vote FOR the approval of the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026.
Principal Accountant Fees and Services
The Audit Committee approved the engagement of KPMG effective June 17, 2025. In connection with the engagement of KPMG, on June 17, 2025, the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. The dismissal of EY as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by EY.
EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through June 17, 2025, there have been (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for the fiscal year ended December 31, 2025, and EY for the fiscal year ended December 31, 2024 (in thousands):

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2025	$ 3,396	$ —	$119	$ —
2024	$ 4,872	$ —	$ 432	$ 31

Audit Fees. Includes fees for the audits of the consolidated financial statements of the Company including the audit of internal control over financial reporting, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.
Tax Fees. Includes fees for services relating to tax compliance, including the preparation, review and filing of tax returns, as well as tax consulting.
All Other Fees. Includes fees for access to accounting and tax database.
The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.
The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR 2027 ANNUAL GENERAL MEETING
Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2026 annual general meeting if they are received by the Company on or before December 16, 2026. All proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 405 W 13th St, 3rd Floor, New York, New York 10014.
In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual general meeting of shareholders, our Articles require that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our Articles. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2027 annual general meeting of shareholders to be “timely” under the Company’s Articles, it must be received by the Secretary of the Company at our principal executive office no earlier than January 28, 2027 and no later than February 27, 2027. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our Articles, or they may be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 29, 2027.
OTHER MATTERS
The Board of Directors knows of no other business to be brought before the Annual General Meeting. If any other matters properly come before the Annual General Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.ftaiaviation.com. Such information will also be furnished upon written request to FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials, including the annual report, proxy statement and Notice of Internet Availability, if applicable, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to FTAI Aviation Ltd., 405 W 13th St, 3rd Floor, New York, New York 10014, Attention: Investor Relations or by contacting Investor Relations at (332) 239-7600, and we will deliver promptly a separate set of proxy materials.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.
Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ BoHee Yoon
BoHee Yoon
Secretary

New York, New York
April 15, 2026

ANNEX A
RECONCILIATION OF NON-GAAP MEASURES
The following table sets forth a reconciliation of net income (loss) attributable to shareholders to Adjusted EBITDA for the years ended December 31, 2025 and 2024:
Adjusted EBITDA Reconciliation by Segment (unaudited)

	For the Year Ended December 31, 2025
($s in thousands)	Aviation Leasing	Aerospace Products	Corporate and Other	Eliminations	Total
Net income (loss) attributable to shareholders	$271,352	$548,346	$(319,375)	$(22,829)	$477,494
Add: Provision for (benefit from) income taxes	62,232	102,391	(59,003)		105,620
Add: Equity-based compensation expense	971	671	20,091		21,733
Add: Acquisition and transaction expenses	9,182	3,198	16,207		28,587
Add: Losses on the modification or extinguishment of debt and preferred shares and capital lease obligations	—	—	6,327		6,327
Add: Asset impairment charges	—	—	—		—
Add: Incentive allocations	—	—	—		—
Add: Depreciation & amortization expense(1)	247,529	15,764	4,346		267,639
Add: Interest expense and dividends on preferred shares	—	—	264,994		264,994
Add: Internalization fee to affiliate	—	—	—		—
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities(2)	30,761	3,778	—		34,539
Less: Equity in earnings of unconsolidated entities	(13,115)	(2,896)	—		(16,011)
Adjusted EBITDA	$608,912	$671,252	$(66,413)	$(22,829)	$1,190,922

	For the Year Ended December 31, 2024
($s in thousands)	Aviation Leasing	Aerospace Products	Corporate and Other	Total
Net income (loss) attributable to shareholders	$210,249	$346,346	$(588,674)	$(32,079)
Add: Provision for (benefit from) income taxes	32,979	22,221	(49,713)	5,487
Add: Equity-based compensation expense	584	309	5,113	6,006
Add: Acquisition and transaction expenses	9,740	4,906	17,650	32,296
Add: Losses on the modification or extinguishment of debt and preferred shares and capital lease obligations	—	—	25,099	25,099
Add: Asset impairment charges	962	—	—	962
Add: Incentive allocations	—	—	7,456	7,456
Add: Depreciation & amortization expense(1)	245,464	6,630	9,937	262,031
Add: Interest expense and dividends on preferred shares	—	—	254,484	254,484
Add: Internalization fee to affiliate	—	—	300,000	300,000
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities(2)	(123)	(1,769)	—	(1,892)
Less: Equity in losses of unconsolidated entities	207	1,993	—	2,200
Adjusted EBITDA	$500,062	$380,636	$(18,648)	$862,050

($s in thousands)
(1)	Total
Includes the following items for the years ended December 31, 2025 and 2024: (i) depreciation and amortization expense of $225,797 and $218,064, (ii) lease intangible amortization of $6,710 and $15,597, and (iii) amortization for lease incentives of $35,132 and $28,370, respectively.
A-1

Aviation Leasing
Includes the following items for the years ended December 31, 2025 and 2024: (i) depreciation expense of $205,687 and $201,497, (ii) lease intangible amortization of $6,710 and $15,597, and (iii) amortization for lease incentives of $35,132 and $28,370, respectively.
(2)	Total
Includes the following items for the years ended December 31, 2025 and 2024: (i) net income (loss) of $16,011 and $(2,200), (ii) interest expense of $6,899 and $0, (iii) depreciation and amortization expense of $10,932 and $308, (iv) acquisition and transaction expense of $769 and $0, and (v) tax benefit of $72 and $0, respectively.
Aviation Leasing
Includes the following items for the years ended December 31, 2025 and 2024: (i) net income (loss) of $13,115 and $(207), (ii) interest expense of $6,899 and $0, (iii) depreciation and amortization of $9,978 and $84, and (iv) acquisition and transaction expenses of $769 and $0, respectively.
Aerospace Products
Includes the following items for the years ended December 31, 2025 and 2024: (i) net income (loss) of $2,896 and $(1,993), (ii) depreciation and amortization expense of $954 and $224, and (iii) tax benefit of $72 and $0, respectively.
Adjusted EBITDA
In addition to net income (loss), the chief operating decision maker (“CODM”) utilizes Adjusted EBITDA as a key performance measure. Adjusted EBITDA is not a financial measure in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). This performance measure provides the CODM with the information necessary to assess operational performance and make resource and allocation decisions. We believe Adjusted EBITDA is a useful metric for investors and analysts for similar purposes of assessing our operational performance.
Adjusted EBITDA is defined as net income (loss) attributable to shareholders from continuing operations, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and preferred shares and capital lease obligations, asset impairment charges, incentive allocations, depreciation and amortization expense, dividends on preferred shares and interest expense, internalization fee to affiliate, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities, if any.
A-2

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94236-P49190 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FTAI AVIATION LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph P. Adams, Jr.
02) Judith A. Hannaway
03) Martin Tuchman

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as independent registered public accounting firm for FTAI Aviation Ltd. for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual General Meeting. If a proxy is properly executed, then the shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual General Meeting and any adjournment or postponement thereof).

For detailed information on how to register and attend the meeting, please see the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V94237-P49190

FTAI AVIATION LTD.
Annual General Meeting of Shareholders
May 28, 2026 9:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Joseph P. Adams, Jr., Nicholas McAleese, and BoHee Yoon, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of FTAI AVIATION LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM Eastern Time on May 28, 2026, at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) "FOR" THE ELECTION OF THE CLASS I NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, (ii) "FOR" THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND (iii) "FOR" THE AUDITOR RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side